Exhibit 10.5.2.3
PRIVILEGED AND CONFIDENTIAL
SUBJECT TO FRE 408
Separation Agreement and General Release
     1. Your Employment Agreement.
     This Separation Agreement and General Release (the “Separation Agreement”) relates to your Employment Agreement dated as of January 30, 2006, and as amended from time to time, with Calpine Corporation, a California corporation, (the “Company”) (the “Employment Agreement”). The Company and its affiliates, including without limitation those affiliates that are affiliated debtors in possession in the Company’s Chapter 11 cases, shall be sometimes hereinafter referred to as the “Group.” This Separation Agreement is made as of this 16th day of February 2007 by and among the Company and SCOTT J. DAVIDO (“Executive,” and together with the Company and the Group, “the Parties”).
     WHEREAS, Executive has been employed by the Company under terms set forth in the Employment Agreement; and
     WHEREAS, Executive’s employment with the Company has ended by Executive’s resignation (the “Separation”) effective as of February 16, 2007 (the “Separation Date”); and,
     WHEREAS, the Parties desire to enter into this Separation Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.
     NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:
     2. Acknowledgment of Separation. The Parties acknowledge and agree that the Separation is effective as of the Separation Date.
     3. Resignation of Office. Effective as of the Separation Date, Executive voluntarily resigns his position as Chief Restructuring Officer of the Company, and from any and all other offices (or other positions) which he holds at the Company and any member of the Group.
     4. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges receipt of consideration for waiver of any obligations or payments due under his Employment Agreement, and for the remaining obligations and payments which relate to the Separation which were agreed to by the Parties upon entering into the Employment Agreement.
     5. Payments and Benefits Upon and After the Separation.

          (a) Final Pay. On the next regular payroll date following the Separation Date, Executive shall receive a lump sum payment of all then-outstanding final wages and accrued unused vacation, plus any expenses incurred prior to the Separation Date that are reimbursable pursuant to the Company’s relevant expense reimbursement policies, minus applicable federal, state and local tax withholdings, for services performed for the Company through and including the Separation Date.
          (b) 2006 Earned, but Unpaid Bonus. On or before March 15, 2007, Executive shall receive a lump sum payment of his minimum Bonus (as defined in the Employment Agreement) for the fiscal year ending December 31, 2006. Pursuant to Section 3(b)(i) of the Employment Agreement, such Bonus will equal $700,000 and be paid prior to March 15, 2007.
          (c) COBRA and COBRA Premium Payments. For a period of eighteen months following the Separation Date, the Company shall, at its sole cost and expense (but disregarding any individual tax liability of Executive), and at the election of continuation health coverage by the Executive pursuant to the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), provide Executive (and his spouse and eligible dependents) with group health benefits substantially similar to those benefits that Executive (and his spouse and eligible dependents) were receiving immediately prior to the Separation Date (which may at the Company’s election be pursuant to reimbursement of the applicable COBRA premium). Such coverage shall be provided to Executive as COBRA benefits and shall terminate prior to the eighteen month period if Executive, his spouse or eligible dependents are no longer eligible for COBRA coverage or are otherwise provided with similar group health benefits from another source. To the extent possible, the payment of Executive’s (and his spouse’s and dependents’) COBRA coverage shall be made in a tax efficient manner for the Executive so long as there are no adverse tax consequences for the Company.
          (d) Guaranteed Minimum Success Fee. The Parties agree that Executive shall receive a payment equal to 1.5 times Executive’s base salary (i.e., $700,000) as of the Separation Date in lieu of the Guaranteed Minimum Success Fee set forth in Section 3(f)(i) of the Employment Agreement. Subject to the timing rule set forth in Section 3(f)(ii) of the Employment Agreement and any other provisions of Section 409A of the Internal Revenue Code, payment of this Guaranteed Minimum Success Fee shall not be accelerated and shall be paid ratably on a monthly basis over a period of 18 months. If Executive: (i) becomes employed, provides consulting, independent contractor, or similar services, serves as a director, or is a partner in any business enterprise; or (ii) is in any way entitled to any current or future form of compensation or remuneration, in each such case (i) through (ii) in any manner or capacity after the Separation Date, he shall forfeit those payments of the Guaranteed Minimum Success Fee due in the 13th through the 18th months. For the avoidance of doubt, the Parties expressly acknowledge that the preceding sentence shall be given the broadest possible interpretation for the benefit of the Company.
          (e) Relocation Expenses. The Company shall pay Executive the relocation expenses set forth in Section 3(g) of the Employment Agreement for periods up to and ending on the Separation Date. Such payments shall be made by March 15 of the calendar year after the calendar year in which the expenses were incurred (as set forth in Section 3(g) of the

Employment Agreement). The Company shall also remain obligated to make any gross up payments in respect of these relocation payments as provided under Section 3(g) of the current Employment Agreement. Relocation expenses of Executive shall include all reasonable expenses associated with moving the personal effects of Executive back to his home in Minnesota, or any other location in the continental United States, including travel expenses related thereto. Relocation expenses of Executive shall also include all reasonable expenses related to the termination or early termination of Executive’s residential lease obligations; provided that, Executive gives the Company the opportunity to assume any existing residential lease obligations (including furniture rental obligations) prior to termination or early termination of such obligations.
          (f) Legal Fees. On or before March 1, 2007, the Company shall pay Executive’s reasonable legal fees that were incurred in connection with the prior Amendment of the Employment Agreement, and were due to be paid by the Company no later than January 31, 2007, but remain unpaid,
          (g) Excise Tax. The Company shall pay the Executive the “Gross-Up” as defined in Section 6 of the Employment Agreement on the terms and on such dates as are set forth in Section 6 of the Employment Agreement.
     6. Waiver of Certain Payments Upon and After the Separation
          (a) Success Fee. Executive agrees to waive payment of the Success Fee, as defined in Section 3(e) of the Employment Agreement, to the extent such Success Fee would be payable under the Employment Agreement.
          (b) Guaranteed Minimum Success Fee. Executive agrees to waive payment of the portion of the Guaranteed Minimum Success Fee that is not paid pursuant to Section 5(d) of this Separation Agreement.
          (c) Waiver of Right to Recoup Signing Bonus. The Company agrees to waives any right, under section 3(d) of the Employment Agreement or otherwise, to recoup any portion of the signing bonus paid to Executive.
     7. Confidential Information; Non-Competition; Non-Solicitation; Non-Disparagement.
          (a) Confidential Information. Executive acknowledges that the information, observations and data obtained by him concerning the business and affairs of the Company during the course of his employment with the Company, or that may be obtained in connection with his assistance and cooperation with the Company, is the property of the Company. Executive agrees that he will not, directly, willfully or negligently disclose to any unauthorized person or use for his own account any of such information, observations or data (“Confidential Information”) without the Company’s written consent, unless, and to the extent, that (i) the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act, or (ii) he is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event Executive shall reasonably cooperate with the Company in connection with any action by the

Company to limit or suppress such disclosure. Executive represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he, directly, willfully or negligently disclosed Confidential Information to any unauthorized person or used such Confidential Information for his own purposes or benefit. Executive acknowledges his understanding of his non-competition, non-solicitation, non-disclosure and non-disparagement restrictions as set forth in the Employment Agreement. Executive understands that his breach of this Section 7 shall eliminate his entitlement to any benefits or payments under this Separation Agreement, including such payments already received and, with respect to payments received, Executive shall be required to immediately return any such amounts in the event of a breach.
          (b) Non-Competition; Non-Solicitation; Non-Disparagement.
               (i) Non-Competition. The Company has agreed to waive the non-competition provisions of Section 5 (a) of the Employment Agreement; provided, however, that without the Company’s express prior written consent, provided, however, that, the Company’s express prior written consent shall not be unreasonably withheld, Executive agrees that, for the period from the Separation Date to the date that is 18 months after the effective date of the Company’s confirmed Chapter 11 plan of reorganization, Executive shall not directly or indirectly manage, operate, participate in, be employed by, perform consulting or advisory services for, or otherwise be connected in any way with any party-in-interest (at any time) in the Group’s Chapter 11 cases, including without limitation any creditor, or holder of any securities, of the Company (or its affiliates), any official or unofficial committee in connection with such Chapter 11 cases, or any advisor to such parties-in-interest, or any affiliates or related-entities of the foregoing.
               (ii) Non-Solicitation. During the Term of Employment and for an 18 month period after termination of Executive’s employment, Executive will not directly or indirectly solicit or attempt to solicit anyone who, at the time of the termination of Executive’s employment, is then an employee of the Group (or who was an employee of the Group within the six months prior to the termination of his Employment) to resign from the Group or to apply for or accept employment with any company or other enterprise.
               (iii) Non-Disparagement. During and after Executive’s employment with the Company, the Parties mutually covenant and agree that neither will directly or indirectly disparage the other (or any officers, directors, employees, or advisors to any member of the Group) or make or solicit any comments, statements, or the like to any clients, competitors, suppliers, employees or former employees of the Company, prospective employers or others seeking a reference regarding Executive, the press, other media, or others that may be considered derogatory or detrimental to the good name or business reputation of the other party. This non-disparagement obligation also applies to any public statements or filings. Nothing herein shall be deemed to constrain either party’s cooperation in any Board-authorized investigation or governmental action. Executive and Company shall agree on any press release relating to such termination and the Company and Executive shall not publicly discuss or comment on Executive’s termination or non-renewal in any manner other than as mutually agreed in any such press release. Bob May, as CEO of Calpine and Executive’s direct supervisor, will serve as the sole point of contact for the Group regarding all inquiries regarding Executive’s tenure and performance at Calpine.

     8. General Release and Waiver.
          (a) General Release. Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and fully and forever releases, acquits and discharges the Company, together with its subsidiaries, parents and affiliates, including but not limited to any of the Company’s affiliated debtors in the Company’s Chapter 11 cases, and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Separation Agreement, including, without limitation, any of the foregoing arising out of or in any way related to or based upon:
               (i) Executive’s application for and employment with the Company, his being an officer or employee of the Company, or the Separation;
               (ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;
               (iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or
               (iv) any federal, state or local statute, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1987, as amended, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963, as amended; the Occupational Safety and Health Act of 1970; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Vocational Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act and the National Labor Relations Act, as amended, the California Fair Employment and Housing Act, the California Unruh Civil Rights Act, the California Equal Pay Law.
          (b) Exceptions. Notwithstanding the above, this Separation Agreement shall not : (I) limit in any way the Executive’s right to enforce this Separation Agreement or the Employment Agreement; or (II) release any claim for indemnification and continued liability coverage (under the Employment Agreement or otherwise).

          (c) Current or Pending Claims of any Kind and No Relief for Released Claims. Executive has not and as of the date of this Separation Agreement will not have filed any civil action, suit, arbitration, administrative charge or legal proceeding against any Releasee, nor has the Executive assigned, pledged or hypothecated any claim as of the Separation Date to any person and no other person has any interest in the claims that Executive is releasing herein. Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration or other legal proceedings seeking equitable or monetary relief concerning any claim released by Executive, Executive will not seek or accept any personal relief from or as the result of any action, suit or arbitration or other legal proceeding.
          (d) Effect of Release and Waiver. Executive understands and intends that this Section 8 constitutes a general release of all claims except as otherwise provided in Section 8(a), above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.
          (e) Waiver of Unknown Claims. If Executive hereafter discovers claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of entering into this Separation Agreement, may have materially affected this Separation Agreement and his decision to enter into it; nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and hereby expressly waives any and all rights and benefits confirmed upon me by the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE GENERAL RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     9. Confidentiality. The Company and Executive agree that the terms and conditions of this Separation Agreement are to be strictly confidential, except that Executive may disclose the terms and conditions to his family, attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law. The Company may disclose the terms and conditions of this Separation Agreement as the Company deems necessary to its officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities, or as may otherwise be required by law. Executive asserts that he has not discussed, and agrees that except as expressly authorized by the Company he will not discuss, this Separation Agreement or the circumstances of his Separation with any employee of the Company, and that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant therein. EXECUTIVE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS RELEASE, AND HIS UNDERSTANDING THEREOF.
     10. Return of Corporate Property; Conveyance of Information.
          (a) Company Property. Upon his Separation, Executive hereby covenants and agrees to immediately return all documents, keys, credit cards (without further use thereof), and all other items which are the property of the Company and/or which contain Confidential Information; and, in the case of documents, to return any and all materials of any kind and in whatever medium evidenced, including, without limitation, all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.
     (b) Information. Executive hereby acknowledges and affirms that he possesses intellectual information regarding the Company and their businesses, operations, and customer relationships. In addition to the obligation to turn over any physical embodiment of such information as defined in the Federal Rules of Civil Procedure and pursuant to Section 7(a), above, and to keep such information strictly confidential pursuant to Section 7, above, Executive agrees to make himself available from time to time at the Company’s request (during normal business hours and with reasonable prior notice) to discuss and disseminate such information and to otherwise cooperate with the Company’s efforts relating thereto.
     11. Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements and obligations hereunder, monetary damages would be inadequate to compensate the Releasees or any of them. Accordingly, in addition to other remedies which may be available to the Releasees hereunder or otherwise at law or in equity, any Releasee shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.
     12. Acknowledgment of Voluntary Agreement; ADEA Compliance. Executive acknowledges that he has entered into this Separation Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Separation Agreement, including but not limited to the 21-day period required by the ADEA. Executive understands that he may execute this Separation Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period. Executive further acknowledges that within the 7-day period following his execution of this Separation Agreement (the “Revocation Period”) he shall have the unilateral right to revoke this Separation Agreement, and that the Company’s obligations hereunder shall become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Separation Agreement must be received by the Company on or before the last day of the Revocation Period.
     13. Complete Agreement; Inconsistencies. This Separation Agreement, including the Employment Agreement and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Separation Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 8 hereof.
     14. Third Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Separation Agreement, and this Separation Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Executive’s heirs or assigns also are intended third-party beneficiaries with respect to the payments set forth in Section 5 of this Separation Agreement in the event of Executive’s death, and this Separation Agreement may be enforced by each of them in accordance with the terms of that Section 5 in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this Separation Agreement is not intended for the benefit of any Person other than the Parties, and no such other Person shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and the Executive, on the other hand.
     15. Tax Withholdings. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes. To the extent necessary to comply with the restriction in Section 409(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to specified employees, the first payment to Executive under Section 5(d) shall be made on the first installment date that is at least six months after Executive’s termination date. Such first payment shall include any installments that would have been paid previously were it not for this special timing rule, plus interest on the delayed installments at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on Executive’s termination date.
     16. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Separation Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of California. In furtherance of the foregoing, the internal law of the State of California shall control the interpretation and construction of this Release, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.
     17. Severability. The invalidity or unenforceability of any provision of this Separation Agreement shall not affect the validity or enforceability of any other provision of this Separation Agreement, which shall otherwise remain in full force and effect.

     18. Counterparts. This Separation Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. It is not necessary that the Company sign this Separation Agreement for it to become binding upon the Company and Executive.
     19. Successors and Assigns. The Parties’ obligations hereunder shall be binding upon their successors and assigns. The Parties’ rights and the rights of the other Releasees shall inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Separation Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Separation Agreement shall be provided for in accordance with applicable law.
     20. Amendments and Waivers. No amendment to or waiver of this Separation Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.
     21. Headings. The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.
     22. Attorneys Fees. In the event a Party commences an action to enforce the terms of this agreement, or for damages for a breach arising out of or relating to this Agreement, the Prevailing Party shall be entitled to an award of reasonable attorneys fees.
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(Intentionally Blank)

     IN WITNESS WHEREOF, the Parties have executed this Separation Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Separation Agreement.
READ CAREFULLY BEFORE SIGNING
     I have read this Separation Agreement and have had the opportunity to consult legal counsel prior to my signing of this Separation Agreement. I understand that by executing this Separation Agreement, I will relinquish any right or demand I may have against the Releasees or any of them.

DATED: February 19, 2007	By:	/s/ Scott J. Davido [Executive’s Name]
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DATED: 2/20/2006 [sic]	By:	/s/ Robert P. May [Company Name]
By: [Representative’s name]
[Representative’s title]